Exhibit 10.2
MANUFACTURING AND PRODUCT PURCHASE AGREEMENT
This Manufacturing and Product Purchase Agreement (“PPA”) is made as of March 9, 2007 (“Effective Date”) by and among Cisco Systems International B.V., a Netherlands corporation, having its principal place of business at Haalerbergpark, Haalerbergweg 13-19, 1101 CH, Amsterdam, The Netherlands (“Cisco BV”), and Solectron Corporation, a corporation organized under the laws of Delaware and having a place of business at 847 Gibraltar Drive, Milpitas, CA 95035 (“CM”), and each Signing Affiliate (as defined below). CM and each Signing Affiliate are referred to herein individually as a “Supplier” and collectively as the “Suppliers”. Cisco BV, CM and each Signing Affiliate are referred to herein individually as a “party” and collectively as the “parties”.
This PPA has the following attachments, which are incorporated into this PPA by this reference and made a part hereof:

Exhibit A	Service Level Addendum
Exhibit B	Cisco BV Proprietary Technology
Exhibit C	Approved Third Parties
Exhibit D	CM Affiliates and Sites
Exhibit E	Form of Authorized Sublicense Agreement
Exhibit F	Split Suppliers at United States Sites
PRELIMINARY UNDERSTANDING
A. Suppliers are engaged in the business of manufacturing products and providing related manufacturing, assembly, test, materials purchasing, materials management and packaging services for others.
B. Suppliers have provided manufacturing, assembly, test, materials purchasing, materials management, packaging, delivery and new product introduction services on behalf of, and under the direction and oversight of, Cisco BV pursuant to the terms and conditions of that certain Master Manufacturing Agreement dated effective as of January 31, 2006 between Cisco BV and CM (together with any amendments thereto, the “Prior MMA”) and that certain Service Level Addendum dated effective as of July 29, 2002 between Cisco BV and CM (together with any amendments thereto, the “Prior SLA”).
C. This PPA is intended to supersede and replace in its entirety all prior agreements and understandings between Cisco BV and the Suppliers with respect to its subject matter, including without limitation the Prior MMA the Prior SLA, and all exhibits thereto.
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D. Cisco BV desires to have Suppliers manufacture Products (as defined below) and install copies of Installed Software (as defined below) on Products on behalf of Cisco BV pursuant to the terms and conditions of this PPA for purchase by or transfer to Cisco BV.
E. The parties intend that this PPA define the general terms and conditions governing any and all transactions between the parties on a worldwide basis regarding the manufacture of Products by Suppliers. However, the parties may enter into such other agreements as they may deem to be necessary, as amended from time to time by the parties (collectively, “Ancillary Agreements”) to define specific terms and conditions for a particular business model, a particular Product and/or a particular manufacturing or delivery site. All such Ancillary Agreements must conform to this PPA, and the terms of this PPA shall prevail and be enforced in the event of any conflict or inconsistency with any Ancillary Agreement.
F. If Cisco BV and a Supplier agree that such Supplier is to perform additional services outside the scope of this PPA, including, without limitation, design services, Cisco BV and such Supplier shall enter into a separate agreement to address the terms and conditions for such additional services.
NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:
1.0	DEFINITIONS. The following terms as used in this PPA and its exhibits shall have the meanings specified below. The parties acknowledge that additional definitions may appear in the SLA glossary.
•	Approved Third Party(ies): Shall mean any third parties that are listed on Exhibit C hereto and any other third party that Cisco BV designates as an approved third party by delivery of written notice to Supplier.

•	Authorized Sublicense Agreement: Shall have the meaning given in Section 3.2.

•	Cisco BV Affiliate: Shall mean any corporation, firm, partnership, or other entity, whether de jure or de facto, that directly or indirectly owns, is owned by, or is under common ownership with Cisco BV to the extent of at least 50 percent of the equity having the power to vote on or direct the affairs of the entity, and any person, firm, partnership, corporation, or other entity actually controlled by, controlling, or under common control with Cisco BV.

•	Cisco BV Negotiated Components: Shall mean those Components included in a Cisco BV Purchase Agreement.

•	Cisco BV Proprietary Technology: Shall mean Intellectual Property (including, but not limited to, data, know-how, technical, manufacturing, and marketing information, designs, drawings, specifications, bills of materials, and documentation of processes) owned by or licensed to Cisco BV and related to or useful in the manufacture, testing, assembly, materials purchasing, materials management, packaging and delivery of Products, including, but not limited to that described in Exhibit B, together with all Intellectual Property rights embodied therein.
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•	Cisco BV Purchase Agreement: Shall mean an agreement between Cisco BV and a Component supplier which sets forth the terms of purchase of such Components, certain terms of which will be afforded to Supplier by the Component supplier and used by Supplier in the purchase of Components in accordance with Section 4.5.

•	CM Affiliate: Shall mean any corporation, firm, partnership, or other entity, whether de jure or de facto, that directly or indirectly owns, is owned by, or is under common ownership with CM to the extent of at least 50 percent of the equity having the power to vote on or direct the affairs of the entity, and any person, firm, partnership, corporation, or other entity actually controlled by, controlling, or under common control with CM.

•	COMBAT: Shall mean CSI’s Outsource Manufacturing Business Analysis Tool, a collection of tools that primarily supports the determination of costs. It includes tools to create, upload, and manage quotes to suppliers and tools to maintain supply channels. It also includes tools for running costed BOMs, setting standard costs, understanding BOM risk, and running cost savings analysis, as well as other tools related to the quoting, pricing and Channel Cost creation process.

•	Components: Shall mean all materials, individual components and assemblies which are ultimately to be incorporated into a Product or are designated to be incorporated into a Product.

•	CSI: Shall mean Cisco Systems, Inc.

•	Electronic Forecast: Shall be that non-binding electronic forecast submitted by Cisco BV to Supplier on a periodic basis identifying Cisco BV’s potential Product needs over a rolling period of at least fifty-two (52) weeks.

•	Epidemic Failure: Shall be deemed to have occurred if during the Epidemic Failure Period a repetitive defect [ * ] and is traceable to a Single Root Cause (including multiple types of failures traceable to a Single Root Cause) that occurs in more than [ * ] of a particular Product occurring over any consecutive [ * ].

•	Epidemic Failure Period: Shall mean the period set forth in Section 4.3.2.

•	ERP (“Enterprise Resource Planning”): Shall mean the primary business transaction system used by Cisco BV and CM including manufacturing, purchasing, financial, inventory, and order management transactions.

•	Installed Software: Shall mean computer software, in whatever medium or form, that constitutes Cisco BV Proprietary Technology and that is provided to Suppliers pursuant to a limited license hereunder for the sole purpose of Supplier performing the service of installing copies of such software onto Products on behalf of Cisco BV.

•	Intellectual Property: Shall mean any and all tangible and intangible: (i) rights associated with works of authorship throughout the world, including but not limited to copyrights, neighboring rights, moral rights, and mask works, databases, topography rights and all derivative works thereof, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, confidentiality and other proprietary
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rights including all rights to know-how and other technical information, (iv) patents, registered designs, design rights, algorithms and other industrial property rights, (v) rights in the nature of unfair competition rights and rights to sue in passing off Cisco BV products as counterfeit products, (vi) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) whether arising by operation of law, contract, license, or otherwise, and (vii) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

•	Liable Component: Shall mean either: (i) a Component that is outside the definition of Non-Liable Component; or (ii) any Component once it has entered WIP.

•	Loaned Equipment: Shall mean that capital equipment (including tools) which is loaned to Supplier by Cisco BV or a Cisco BV Affiliate to be used in the manufacturing process, to which Cisco BV or a Cisco BV Affiliate retains title.

•	Non-Liable Component: Shall mean a Component which does not contain any Cisco BV Intellectual Property and does not require alteration in a manner based on specific requirements unique to Products or for which Supplier has an alternative redistribution channel, in each case until such time as such Component has entered WIP.

•	Packout: Shall mean the moment in the production process when all configuration, testing and packaging of a Product for which there is a sales order issued under this PPA is complete.

•	PO: Shall mean a document that shows the supplier or vendor from whom a purchase is being made, what is being purchased, and the amount of the purchase.

•	Price: Shall mean the agreed purchase price of Products and/or Supplier services as established by the parties and recorded in COMBAT.

•	Product: Shall mean any product or other item that has a Cisco BV SKU, including any Components included within that product or other item.

•	Root Cause Failure Analysis: Shall mean an analysis prepared by Supplier which specifies and logs the reason for the failure, the event causing the failure, the conditions leading to the event, the failure mechanism and the recommended corrective actions.

•	Scrap Policy: Shall mean Cisco BV’s Scrap Policy and Process Document identified in the SLA for all Products or Components purchased or manufactured by or on behalf of or at the request of Cisco BV.

•	Shipment Date: Shall mean the most current required delivery date on or after the factory completion date (“FCD”) as specified via the Cisco BV ERP on a per order basis.
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•	Signing Affiliate: Shall mean any CM Affiliate listed on Exhibit D who signs and becomes a party to this PPA and thereby becomes a “Supplier”.

•	Single Root Cause: Shall mean Product failures which are traceable to a single source or Component.

•	SKU: Shall refer to Stock Keeping Unit and shall mean the identification, which is usually alphanumeric, for tracking a Product for inventory purposes.

•	SLA: Shall mean the Service Level Addendum attached hereto as Exhibit A, as it may be amended and/or expanded by the parties throughout the term of this PPA.

•	Specifications: Shall mean the respective specifications for each Product as set forth in this PPA and Ancillary Agreements, including, without limitation, product design drawings, approved vendor listings, Component descriptions (including approved substitutions), manufacturing process requirements, testing parameters and standards, equipment and quality control requirements, new product introduction standards as agreed in writing for products that have commenced their first commercial run, and or other relevant documentation and information.

•	Split Supplier: Shall mean those Suppliers listed on Exhibit F which manufacture and sell Products from Supplier sites located in the United States to both CSI and Cisco BV. To the extent a Supplier has sites located within and without the United States in the same Supplier legal entity, the parties agree that the term “Split Supplier” only relates to the Supplier’s sites in the United States within such Supplier legal entity.

•	Stores: Shall mean a physical controlled location for the storage of Component inventory.

•	Supplier Negotiated Components: Shall mean those Components which are not Cisco BV Negotiated Components.

•	Territory: Shall mean the United States, Mexico, Central America, and South America.

•	Third Party Customer: Shall mean a customer that is not a Cisco BV Affiliate.

•	WIP or Work in Process: Shall mean those Components as withdrawn from Stores inventory and placed on the manufacturing line for purposes of manufacturing or testing, provided that such withdrawal (i) conforms to Cisco BV’s or, if applicable, an Approved Third Party’s, demand signaling and (ii) is undertaken in accordance with the inventory management and flexibility requirements of this PPA and the SLA. All such Components shall remain classified as WIP until transformed to a finished Product or returned to Stores inventory.

•	Work Product: Shall mean all specifications, designs, discoveries, inventions, products, modifications, computer programs, technical information, procedures, processes, improvements, developments, drawings, notes, documents, information and materials made, conceived, reduced to practice or developed by Supplier (or an
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authorized sublicensee) which result from, relate to or arise out of its performance under this PPA and relate to the Products or Cisco BV Proprietary Technology, and all Intellectual Property rights therein, [ * ].
2.0	MANUFACTURE AND PURCHASE OF PRODUCTS

2.1	Manufacture of Products and Related Services. Under the direction and oversight of Cisco BV, including, without limitation, its quality control requirements, each Supplier shall (a) manufacture Products and Components and either (i) sell Products immediately following completion of Packout to Cisco BV, or (ii) transfer or sell Products to another Supplier or to an Approved Third Party either for subsequent sale to Cisco BV or for incorporation into other Products that are sold to Cisco BV by such other Supplier or an Approved Third Party, or (iii) transfer or sell Components to another Supplier or to an Approved Third Party for incorporation into Products that are sold to Cisco BV by such other Supplier or an Approved Third Party; and (b) perform all necessary and appropriate ancillary activities pursuant to this PPA, including without limitation the installation of copies of Installed Software on Products on behalf of Cisco BV, and the provision of assembly, test, failure analysis, materials purchasing, materials management, packaging, new Product introduction, and delivery services to Cisco BV or Cisco BV’s designated recipients in accordance with all SLA terms, Specifications, cycle times, Price and other applicable quality requirements, as they may be amended by the parties from time to time. Each Supplier shall design, measure and maintain capable, technologically current processes for manufacturing Products that are consistent with the technology requirements for such Products. Such processes shall include, without limitation, new product introduction services, such as design for manufacturing, design for test and design for assembly. Each Supplier’s manufacturing processes shall correspond to all Specifications, including, without limitation, any new product introduction standards provided by Cisco BV. Each Supplier agrees to employ effective controls to identify and contain Product defects. No other party shall have any right to the output of Products or Liable Components of any Supplier, except as specifically provided in this PPA. No Supplier shall have any right to deal with or dispose of Products or Liable Components except as explicitly authorized in this PPA, nor to sell Products or Liable Components to, or to install copies of Installed Software for, any party, except as specifically provided in this PPA.

2.1.1 Scope. The scope of the manufacturing and related services provided for in this Agreement extends to all Products purchased by Cisco BV for sale by Cisco BV. For the avoidance of doubt, this PPA shall not extend to Products purchased by CSI from (i) the United States sites of Split Suppliers for sale by CSI to Third Party Customers in the Territory as contemplated by Section 2.2, or (ii) the United States sites of other Suppliers named in CSI’s Manufacturing and Product Purchase Agreement with CM and the Signing Affiliates named therein.

2.1.2 Cisco BV Retention of Title to Cisco BV Proprietary Technology including Installed Software. Notwithstanding any other term of this PPA, Suppliers acknowledge that, as between each Supplier and Cisco BV, all right, title and interest in and to the Cisco BV Proprietary Technology, including Installed Software and all copies thereof, are held by Cisco BV, and that Suppliers’ only right in connection with the Installed Software and all copies thereof is to install them on Products. Nothing in this PPA, including but not
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limited to the definition of Products, or the use of words “sale” or “sell”, shall be interpreted to mean or infer that any Supplier is selling any Cisco BV Proprietary Technology, including Installed Software, to Cisco BV, another Supplier or an Approved Third Party.

2.2	Certain Orders.

2.2.1 Split Suppliers. CM and each applicable Supplier shall notify Cisco BV promptly in the event (i) there is a change in ownership representing [ * ] or more of the equity ownership of any Supplier, (ii) any Supplier closes or relocates a United States site, or (iii) any Supplier or other CM Affiliate opens a new United States site. Exhibit F may be amended from time to time to provide for additional Supplier sites, if any, within the United States.

2.2.2 Orders Placed with Split Suppliers. Each United States site of a Split Supplier shall accept and act on POs issued to it by or on behalf of either Cisco BV or CSI. CSI is a party to a Manufacturing and Product Purchase Agreement with each Split Supplier. Due to information system constraints CSI does not currently issue and account for POs in its own name to a Split Supplier. With respect to the United States site(s) of Split Suppliers, each Product for which there is, from the time immediately prior to entering WIP through the time of Packout in the United States by a Split Supplier at a Split Supplier site identified on Exhibit F, a Third Party Customer order that specifies a bill-to address located within the Territory shall be built for CSI and deemed a CSI order under CSI’s Manufacturing and Product Purchase Agreement; all other orders shall be built for Cisco BV by such Split Supplier under this PPA and shall be deemed a Cisco BV order under this PPA.

2.2.3 No Specific Third Party Customer Order. With respect to POs for Products that are issued to a United States site of a Split Supplier for which there is no specific Third Party Customer order that specifies a bill-to address located within the Territory from the time immediately prior to entering WIP through the time of Packout in the United States, such Product shall be built for Cisco BV under this PPA and shall be deemed a Cisco BV order under this PPA. If at any time a Split Supplier does not have access to pertinent bill-to information with respect to particular Products or is not provided the bill-to information for such Products by Cisco BV or CSI, then such Products shall be built for and sold to Cisco BV by such Split Supplier under this PPA.

2.2.4 Invoicing for CSI Orders. Unless otherwise instructed by CSI or Cisco BV, each Split Supplier shall invoice CSI in the name of Cisco BV for all POs for Products sold from a Split Supplier site identified on Exhibit F that are allocated to CSI pursuant to this Section 2.2. CSI shall be liable to pay such Split Supplier for such invoices and shall do so through Cisco BV. The provisions of this Section 2.2 are for administrative and logistical convenience to address the information system constraints of CSI and shall not render or be deemed to render Cisco BV an agent of CSI, or vice versa, for any purpose.

2.3	Source Inspection. During the term of this PPA and during the implementation of any Transition Plan (as defined in Section 10.5.3), Cisco BV shall have the right, at its discretion, to inspect, review, monitor and oversee, and verify for compliance, during regular business hours upon reasonable notice, the work being performed and the
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Products being manufactured under this PPA, including, without limitation, the right to direct that all work relating to a deficient process be stopped in whole or in part until further notice.

3.0	LIMITED LICENSE, OWNERSHIP, LIMITED RIGHT TO SUBLICENSE

3.1	Cisco BV Proprietary Technology; Grant of Limited License. Subject to the conditions and limitations of this PPA, Cisco BV hereby grants each Supplier a non-exclusive, non-assignable limited license to use the Cisco BV Proprietary Technology and Work Product for the sole purposes of manufacturing Products and Components for transfer or sale on the terms and conditions of Section 2 and providing ancillary services under the terms of this PPA, provided, however, that the only right granted to each Supplier in connection with the Installed Software is to perform the services of installing copies of such Installed Software on Products on behalf of Cisco BV in accordance with Specifications.

3.2	Limited Right to Sublicense. Cisco BV hereby grants to each Supplier the limited right to sublicense the rights granted in Section 3.1 only to (i) CM Affiliates who are not Signing Affiliates and (ii) Approved Third Parties, in each case only pursuant to a binding written sublicense agreement in substantially the form attached hereto as Exhibit E (“Authorized Sublicense Agreement”) and solely for the purposes of manufacturing Products or Components for ultimate sale or transfer to Cisco BV and Approved Third Parties and of installing copies of Installed Software on Products on behalf of Cisco BV. Except as expressly permitted in this Section 3.2, no Supplier may assign, sublicense or otherwise transfer any of its rights under the license granted in Section 3.1 without the express, prior written consent of Cisco BV, which consent Cisco BV may grant or deny in its sole discretion. Each Supplier will provide Cisco BV with fully executed copies of any Authorized Sublicense Agreement it enters into within 30 days of execution.

3.2.1 Exception to Sublicense Requirement. Notwithstanding the above, if an Approved Third Party is a party to a Manufacturing and Product Purchase Agreement with Cisco BV that contains a grant of the rights granted in Section 3.1 to such Approved Third Party, or if an Approved Third Party is a sublicensee under an Authorized Sublicense Agreement with a party to a Manufacturing and Product Purchase Agreement with Cisco BV that contains a grant of the rights granted in Section 3.1 to such Approved Third Party, no additional Authorized Sublicense Agreement will be required in connection with such Approved Third Party.

3.3	License Restrictions. Each Supplier agrees:

(i) not to engage in, facilitate or authorize others to engage in, the reverse engineering, disassembly or the decompilation of any of the Cisco BV Proprietary Technology;

(ii) not to disclose the Cisco BV Proprietary Technology or Work Product to any third party, unless pursuant to an Authorized Sublicense Agreement as provided in Section 3.2 or unless agreed to via prior written approval by Cisco BV and documented as required by Cisco BV;
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(iii) not to use the Cisco BV Proprietary Technology or Work Product for its own benefit or the benefit of others, or to the detriment of Cisco BV or any Cisco BV Affiliate; and

(iv) to secure and protect the Cisco BV Proprietary Technology and Work Product with at least the same degree of care it utilizes with respect to its own and/or CM’s most valued proprietary information, and in any event, no less than a reasonable standard of care.

3.4	Ownership. As between Cisco BV and each Supplier, all right, title, and interest in the Cisco BV Proprietary Technology and Work Product are and shall remain solely with Cisco BV, subject to the limited license granted herein. Each Supplier hereby irrevocably assigns, transfers and conveys to Cisco BV any rights such Supplier may have, or may hereafter acquire, or may purport to have or hereafter acquire, in or to any Cisco BV Proprietary Technology or Work Product worldwide. To the extent Work Product is a “work made for hire” under applicable copyright law, it shall be considered a “work made for hire” from the moment of creation, the copyright of which shall be owned exclusively by Cisco BV worldwide. To the extent such Work Product does not qualify as a “work made for hire” under applicable copyright law, all right, title and interest that any Supplier may have in and to same is hereby assigned, transferred and conveyed from the moment of creation exclusively to Cisco BV. Each Supplier shall execute such documents, render such assistance, and take such other action as Cisco BV may reasonably request, at Cisco BV’s expense, to further evidence such assignment and to apply for, register, perfect, confirm, and protect Cisco BV’s rights to the Cisco BV Proprietary Technology and Work Product. The parties acknowledge that any right to Work Product assigned, transferred or conveyed to Cisco BV may be further assigned, transferred or conveyed by Cisco BV.

3.5	Waiver of Moral Rights. Each Supplier represents that it has or will obtain a waiver of moral rights from each individual who performs work in connection with this PPA, including without limitation, a waiver regarding the right to the integrity of any Work Product, the right to be associated with any Work Product, the right to modify any Work Product in any way, the right to prevent the use of any Work Product in association with any product, service, cause or institution, and the right to restrain the publication of any Work Product throughout the world. Supplier hereby waives any and all moral rights, including without limitation any right to identification of authorship or limitation on subsequent modification that Supplier (or its employees, agents or consultants) has or may have in any Work Product and any derivatives, improvements or modifications thereof. Supplier hereby undertakes to ensure that its employees, agents and consultants are contractually bound to the foregoing terms.

3.6	Attorney In Fact. Each Supplier agrees that if Cisco BV is unable because of such Supplier’s unavailability, dissolution or incapacity, or for any other reason, to secure such Supplier’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering the Work Product and/or inventions and developments assigned to Cisco BV as provided above, then such Supplier hereby irrevocably designates and appoints Cisco BV and its duly authorized officers and agents as such Supplier’s agent and attorney in fact, to act for and in such Supplier’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts
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to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by such Supplier.

4.0	WARRANTY

4.1	By Suppliers.

4.1.1 Representations. Each Supplier represents to Cisco BV that (i) each Product purchased hereunder from such Supplier will be free and clear of all liens, claims, and encumbrances created or caused by any Supplier; [ * ] (iii) all manufacturing processes, excluding manufacturing processes provided by Cisco BV, utilized and services provided hereunder by such Supplier are either owned or properly licensed by such Supplier or are in the public domain and do not infringe any proprietary rights of any third party; (iv) it has the full authority to enter into this PPA and to carry out its obligations hereunder; and (v) its compliance with the terms and conditions of this PPA shall not violate any applicable federal, state or local laws, regulations or ordinances or any third party agreements in effect at the time of manufacture of a particular Product.

4.1.2 Product Warranty. The warranty period for each Product shall be [ * ] from the date of shipment from a Supplier facility or as otherwise agreed to in writing by the parties (the “Warranty Period”). Each Supplier warrants during the Warranty Period each such Product: (i) shall be new and unused; (ii) shall comply in all respects with the Specifications applicable as of the date of manufacture; [ * ].

4.1.2.1 [ * ]

4.1.2.2 [ * ]

4.1.3 Failure Analysis. [ * ] Further, the applicable Supplier shall deliver replacement Products and/or Components to a location designated by Cisco BV within [ * ] after receipt of Cisco BV’s request for replacement dependent upon Product and/or Component availability. Subject to Section 4.1.2 above, any Product repaired under warranty is warranted for the period of time remaining in the original warranty for the Product, but no less than [ * ]. Any Product that is replaced with a new Product shall be provided with a full new Product warranty as set forth in Section 4.1.2. Each Supplier shall adhere to the failure analysis procedure as set forth in the SLA and provide to Cisco BV a failure analysis report specifying the reason for failure of any non-conforming Product and/or Component (this obligation shall continue for one year beyond the Warranty Period) and recommendations for corrective actions. Once the conditions leading to the failure have been discovered, subject to Cisco BV approval, the applicable Supplier shall implement corrective actions to remove all conditions leading to another like failure. The event causing the failure, the conditions leading to the event, the failure mechanism, and recommended corrective actions shall be logged by the applicable Supplier in a Root Cause Failure Analysis report to be provided to Cisco BV. [ * ].

In the event that no defect is found in a Product and/or Component submitted by Cisco BV for Root Cause Failure Analysis or the failure is not covered by the warranty set forth in Sections 4.1.1 and 4.1.2 above, Cisco BV shall be responsible for all reasonable
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costs incurred by CM in conducting the Root Cause Failure Analysis; provided, however, that to the extent Cisco BV has retained any Supplier to perform Root Cause Failure Analysis under a separate agreement, Cisco BV shall not be obligated to pay such Supplier for any costs other than those set forth in such agreement.
[ * ]

4.1.4 Except as otherwise set forth herein, the warranty set forth in Section 4.1.2, above, does not apply and no Supplier shall have any liability under the warranty to the extent that the Product: [ * ]

[ * ]

4.1.5 Component Warranty Assignment. Upon Cisco BV’s request, to the extent permitted by the applicable Component supplier agreement, the applicable Supplier shall assign to Cisco BV such Supplier’s right to enforce any warranty claims relating to Components contained within a Product. In its contracts with Components suppliers, each Supplier shall use reasonable commercial efforts to ensure that warranty claims may be assigned to Cisco BV. If any Supplier is unable to include such terms in its supplier contracts, such Supplier shall promptly notify Cisco BV. Further, each Supplier shall provide to Cisco BV all reasonable assistance in pursuing any such claim, including at minimum, providing all purchase records, failure data and prior claim history. In the event that a party should assign any rights it may have in accordance with this section, the assignor shall release and indemnify the assigning party from any liability that may arise due to a failure or defect in the subject Components.

4.2	By Cisco BV

Cisco BV warrants that at the time of delivery by Cisco BV or an affiliate of Cisco BV, Cisco BV or the affiliate of Cisco BV, applicable, has the right to provide the Loaned Equipment. In the event of a breach of the foregoing warranty, Cisco BV shall at its option replace or repair Loaned Equipment. CM’S SOLE AND EXCLUSIVE REMEDY AND CISCO BV’S ENTIRE LIABILITY FOR BREACH OF THE WARRANTY SET FORTH IN THIS SECTION 4.2 IS AS STATED IN THIS SECTION.

4.3	Epidemic Failure.

4.3.1 Epidemic Failure—Procedure: [ * ]. In the event of an Epidemic Failure, the discovering party shall promptly notify the other parties in writing upon discovery of the failure (the “Epidemic Failure Notice”). CM shall be responsible for managing the Epidemic Failure for both Cisco BV Negotiated Components and Supplier Negotiated Components and shall implement the following procedures:

(i) the applicable Supplier shall inform Cisco BV of its preliminary plan for problem diagnosis within one (1) business day of the Epidemic Failure Notice;

(ii) CM shall work with the applicable Suppliers to diagnose the problem, conduct Root Cause Failure Analysis, and plan an initial work-around. [ * ];
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(iii) Each Supplier shall adhere to the failure analysis procedure as set forth in the SLA and CM shall provide to Cisco BV the Root Cause Failure Analysis Report. Once the conditions leading to the Epidemic Failure have been discovered, subject to Cisco BV approval each Supplier shall implement corrective actions to effect a permanent solution and remove all conditions leading to another like failure. To provide adequate failure analysis, each Supplier agrees to maintain sufficient processes as agreed to in the failure analysis statement of work to allow it to be able to identify the cause of any Epidemic Failure in a Product. If necessary, Product changes shall be implemented in a manner consistent with the requirements of the SLA;

[ * ]

(v) Each Supplier shall provide to Cisco BV, upon request, all information relevant to the Epidemic Failure.

4.3.2 Epidemic Failure—Costs and Indemnification.

[ * ]

4.4	THE WARRANTIES CONTAINED IN THIS SECTION ARE IN LIEU OF, AND EACH PARTY EXPRESSLY DISCLAIMS, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR USE.

4.5	Pass-Through Terms.

(a) Sale of Components to Approved Third Parties. Each Supplier shall ensure that sales by a Supplier to an Approved Third Party shall be made on the terms of Sections 4 (Warranty), 5.1.3 (Risk of Loss and Damage Borne by Supplier), 7.1.1, 7.2.1, 7.3, 7.5 and 7.6 (Indemnity), 8.1(a) (Price), 8.2 (Competitive Pricing), 8.3 (Taxes), 9 (Shipment Terms) and 11(a) (Limitation of Liability) of the PPA (collectively, the “Selling Flow-Through Terms”), such that an Approved Third Party shall have rights substantially similar to the rights afforded to Cisco BV under such sections of the PPA, and that any remedy provided by a Supplier to an Approved Third Party under the Selling Flow-Through Terms for such a sale shall be enforceable by either Cisco BV or such Approved Third Party, but not both Cisco BV and such Approved Third Party, even though the sale is made to such Approved Third Party. Cisco BV agrees to use reasonable commercial efforts to enter into an agreement with each Approved Third Party that contains an acknowledgement from the Approved Third Party similar to the language contained in Section 4.5(b) below.

(b) Purchase of Components by Suppliers.
      (1) Purchases of Components from Component Suppliers other than Approved Third Parties. Each Supplier acknowledges that Cisco BV has entered into Cisco BV Purchase Agreements with certain Component suppliers (excluding Approved Third Parties who have executed Manufacturing and Product Purchase Agreements with Cisco
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BV similar to this PPA (“Similar PPAs”)), and that such Component suppliers (excluding Approved Third Parties who have executed Similar PPAs) have agreed to afford to the Suppliers the benefits of certain terms of such Cisco BV Purchase Agreements, including terms related to warranty, subject to specified applicable conditions and limitations (the “Component Supplier Purchasing Pass-Through Terms”). Each Supplier agrees to accept the Component Supplier Purchasing Pass-Through Terms, including all specified applicable conditions and limitations, and to include such terms in the terms of its purchases of Components from Component suppliers. Each Supplier agrees that in the event of a conflict between such Supplier’s purchase order and the Component Supplier Purchasing Pass-Through Terms, the Component Supplier Purchasing Pass-Through Terms shall prevail. Each Supplier hereby agrees that it will not enforce its rights against a Component supplier with respect to a transaction governed by Component Supplier Purchasing Pass-Through Terms, whether in such Supplier’s capacity as a buyer or seller, if Cisco has elected to enforce the transaction terms directly against such Component supplier. For transactions governed by Component Supplier Purchasing Pass-Through Terms, in the event that Cisco elects to enforce such transaction terms directly against a Component supplier, Cisco shall first obtain the relevant Supplier’s consent, provided that in the event a Supplier does not enforce the transaction terms against a Component supplier after a written request from Cisco, Cisco may enforce such terms directly against the Component supplier without obtaining Supplier’s consent.
     (2) Purchases of Components from Approved Third Parties who Have Executed Manufacturing and Product Purchase Agreements with Cisco BV. Each Supplier acknowledges that Cisco BV has entered into or is in the process of entering into Similar PPAs with certain Approved Third Parties, pursuant to which such Approved Third Parties have agreed or are expected to agree to afford to the Suppliers the benefits of certain terms of such Similar PPAs, including terms related to warranty (collectively, the “Purchasing Pass-Through Terms”). Each Supplier agrees to accept the Purchasing Pass-Through Terms, including all specified applicable conditions and limitations, and to include such terms in the terms of its purchases of Components from Approved Third Parties who have executed Similar PPAs. Each Supplier agrees that in the event of a conflict between such Supplier’s purchase order and the Purchasing Pass-Through Terms, the Purchasing Pass-Through Terms shall prevail. Each Supplier hereby agrees that it will not enforce its rights against an Approved Third Party with respect to a transaction governed by Purchasing Pass-Through Terms, whether in such Supplier’s capacity as a buyer or seller, if Cisco has elected to enforce the transaction terms directly against such Approved Third Party.
5.0	TITLE AND RISK

5.1	Title and Risk of Loss.

5.1.1 Title. Subject to compliance with the terms and conditions of this PPA, including Section 2.2 with respect to orders placed with Split Suppliers, together with its exhibits and any Ancillary Agreements, Cisco BV shall have title to each Product immediately following the completion of Packout and, if applicable, export clearance. Cisco BV shall not hold title to (i) any Products prior to completion of Packout or (ii) any Components, except as may be provided in a separate warehousing, consignment or
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other agreement between the parties. In no event shall the purchase of Products by Cisco BV hereunder be deemed to constitute a purchase of Cisco BV Proprietary Technology, including Installed Software or any copies thereof, for which (as between Cisco BV and each Supplier) all right, title and interest shall at all times remain with Cisco BV.

5.1.2 Risk of Loss and Damage Borne By Cisco BV. Notwithstanding passage of title to a Product to Cisco BV immediately following the completion of Packout of such Product as provided in Section 5.1.1, Cisco BV shall bear the risk of loss and damage for a Product only when such Product has both completed Packout and has been loaded on a carrier’s means of transport at the applicable Supplier’s premises.

5.1.3 Risk of Loss and Damage Borne by Supplier. Supplier shall bear the risk of loss and damage with respect to Components and Products while such Components and Products are in Supplier’s care, custody or control (which in the case of Products that have completed Packout shall be deemed to continue until such Products have been loaded on a carrier’s means of transport at Supplier’s premises). In addition, Supplier shall bear the risk of loss and damage for: (i) Products that have not completed Packout while in transit between Suppliers and/or CM Affiliates (meaning between related CM entities), or between Suppliers and/or Approved Third Parties; and (ii) Components while in transit (a) between Suppliers and/or CM Affiliates (meaning between related CM entities), (b) between Suppliers and/or Approved Third Parties (subject to any different arrangements between Suppliers and any such [ * ] or (c) from a Component supplier to any Supplier (subject to any different arrangements between any Component supplier and such [ * ]. Supplier’s liability for lost or damaged Components or Products, [ * ].

5.1.4 Loaned Equipment. Cisco BV or a Cisco BV Affiliate if it provides Loaned Equipment shall retain all right, title and interest to any Loaned Equipment. Each Supplier shall bear all risk of loss and damage with respect to all such Loaned Equipment as of its receipt at such Supplier’s location and at all times such Loaned Equipment is in Supplier’s care, custody or control. [ * ].

5.1.5 Products and Loaned Equipment. Products (immediately following completion of Packout of such Products) and any Loaned Equipment shall be collectively referred to as “Cisco BV Property.”

5.2	Cisco BV Property. Except with Cisco BV’s prior written consent, Supplier shall use Cisco BV Property solely to discharge its obligations under this PPA.

6.0	CONFIDENTIALITY

6.1	PPA As Confidential Information. The parties shall treat the terms and conditions and the existence of this PPA as Confidential Information (as such term is defined in the NDA referenced below).

6.2	Confidential Information. Upon execution hereof, the parties shall comply with the provisions of that certain Master Non-Disclosure Agreement executed by CM and CSI on September 28, 2001 (the “NDA”). Suppliers agree that Cisco BV may disclose Supplier Confidential Information to third parties involved in the manufacture of Products,
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including without limitation other Cisco BV contract manufacturers and suppliers. Any such disclosure shall be subject to a nondisclosure agreement.

6.3	Information Exchange. The parties acknowledge that during the course of each Supplier’s manufacture and sale of Products to Cisco BV, information shall be exchanged with Cisco BV electronically. The parties affirm that the terms of the Agreement for e-Hub Access and Use Agreement dated August 28, 2004 shall apply to all such information exchange.

7.0	INDEMNIFICATION

7.1	General Indemnity.

[ * ]

7.2	Infringement Indemnity.

[ * ]

7.3	Continued Use. If Cisco BV or any of Cisco BV’s customers are prevented or are likely to be prevented from obtaining, selling, importing, or using Products or any Components thereof by reason of any Cisco BV Claims relating to actual or potential infringement as detailed in Section 7.2.1, then CM together with each other Supplier shall, at their sole expense, either: (i) obtain all rights required to permit the manufacture and sale of such Products or any Components thereof by any Supplier, and the manufacture, sale, import, and use of the Products or any Components thereof by or for Cisco BV and its customers (including Cisco BV Affiliates); or (ii) modify or replace such Products or any Components thereof to make them non-infringing, provided that any replacement of such Products or any Components thereof is satisfactory to Cisco BV and effected in a manner consistent with the SLA. If any Supplier is unable to achieve any option above within thirty (30) days after issuance of an injunction, then such Supplier shall promptly refund to Cisco BV the Price and all shipping, storage and related costs of all affected Products or any Components thereof that are returned or destroyed and such Supplier shall assist Cisco BV in identifying alternative sources for the affected Products’ functionality.

7.4	Limitations.

7.4.1 Supplier Indemnity Limitations. [ * ]. Cisco BV shall notify CM, in writing, of any Cisco BV Claim for which Cisco BV believes that it is entitled to indemnification (provided that failure to provide such notice shall relieve Suppliers of their indemnification obligations only if and to the extent that such failure prejudices Supplier’s ability to defend the Cisco BV Claim). Cisco BV shall permit Suppliers to control, in a manner not adverse to Cisco BV, the defense and settlement of any such Cisco BV Claim using counsel reasonably acceptable to Cisco BV. Cisco BV may employ counsel, at Cisco BV’s expense, with respect to any Cisco BV Claim (provided that if counsel is employed due to a conflict of interest or because Suppliers do not assume control, Suppliers shall bear such expense). No Supplier shall enter into any settlement that affects Cisco BV’s rights or interests without Cisco BV’s prior written approval.
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7.4.2	Cisco BV Indemnity Limitations. [ * ]. CM shall notify Cisco BV, in writing, of any CM Claim for which CM believes that any Supplier is entitled to indemnification (provided that failure to provide such notice shall relieve Cisco BV of its indemnification obligations only if and to the extent that such failure prejudices Cisco BV’s ability to defend the CM Claim). Suppliers shall permit Cisco BV to control, in a manner not adverse to Suppliers, the defense and settlement of any such CM Claim using counsel reasonably acceptable to CM. Suppliers may employ counsel, at their expense, with respect to any CM Claim (provided that if counsel is employed due to a conflict of interest or because Cisco BV does not assume control, Cisco BV shall bear such expense). Cisco BV shall not enter into any settlement that affects any Supplier’s rights or interests without such Supplier’s prior written approval.

7.5	Indemnification of Cisco BV by Component Suppliers. Suppliers shall [ * ] to have Cisco BV and Cisco BV Affiliates named as additional indemnified parties or eligible to tender claims for indemnification in all those agreements between any Supplier and any Component supplier in which any Supplier is indemnified in any manner by such Component supplier.

7.6	CM Indemnity. [ * ]

8.0	PRICE TERMS

8.1	Compensation to Suppliers. In exchange for the Products manufactured and related services provided to Cisco BV by any Supplier pursuant to this PPA, Cisco BV’s compensation to any Supplier shall be comprised of:
(a)	Payment of the applicable Price for the Products purchased;

(b)	Payment of approved engineering fees related to the manufacture of Products as may be referenced in the SLA and agreed upon by the parties;

(c)	Payments arising from any revaluation process as set forth in the SLA;

(d)	Payment for any Liable Components on the terms and conditions of the SLA; and

(e)	Any other service fees to which the parties may agree in writing.
8.2	[ * ]
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8.3	Taxes. Each party shall bear any and all taxes it incurs as a direct or indirect result of the entry into this PPA or the exercise of the rights and performance of the obligations under this PPA, unless the parties have agreed otherwise.
8.3.1	Cisco BV and each Supplier shall each be solely responsible for all taxes measured by its gross or net income (including any capital gains taxes or minimum taxes) which are incurred as a direct or indirect result of the entry into this PPA or the rights and obligations under this PPA.

8.3.2	Cisco BV may withhold from payment to any Supplier under this PPA any income taxes required to be withheld by Cisco BV under the applicable laws of the United States or any other country. Amounts withheld shall be paid to the appropriate taxing authorities and, upon request, Cisco BV shall provide any Supplier with official receipts issued by said taxing authority or such other evidence as is reasonably available to establish that such taxes have been paid. Cisco BV shall cooperate with Suppliers and take all actions reasonably necessary in order to secure a reduction or elimination of withholding taxes pursuant to any applicable income tax treaty.

8.3.3	Unless otherwise expressly provided, any sum, amount or rate expressed in this PPA has been determined without regard to, and does not include, amounts to be added on under this section on account of sales, personal property and use taxes, VAT, GST duties, or similar indirect taxes (each, an “Indirect Tax”).

8.3.4	If an Indirect Tax is payable as a consequence of any supply made or deemed to be made in connection with this PPA Cisco BV must pay to the applicable Supplier the Indirect Tax amount upon receiving a tax invoice complying with any legislation under which the Indirect Tax is imposed. Any Indirect Tax shall appear as separate additional items on the invoice from any Supplier. If under local legislation for any supply made or deemed to be made in connection with this PPA special invoicing or other requirements exist in order to apply a zero-rate or an exemption on this supply for an Indirect Tax, Cisco BV and/or Suppliers shall take all necessary steps to obtain this zero-rate/exemption, including issuing a tax-invoice complying with this legislation. Suppliers must do all other things reasonably requested by Cisco BV to enable Cisco BV to obtain any input or other tax credit to which it is entitled.

8.3.5	If an adjustment is made as between any Supplier and the relevant taxing authority of an amount paid on account of an Indirect Tax on any supply made to Cisco BV under this PPA, a corresponding adjustment shall be made as between such Supplier and Cisco BV, and any payments by Cisco BV to such Supplier required to give effect to the adjustment shall be made, but only to the extent that a tax invoice as described in Section 8.3.4 is raised and to the extent that Cisco BV can reclaim this adjustment as if such taxes were timely invoiced to Cisco BV. If any Supplier is entitled to an adjustment by way of refund, such Supplier must apply for the refund if requested to do so by Cisco BV, and shall, at Cisco BV’s election, promptly remit such refund to Cisco BV or offset such refund against Indirect Taxes payable by Cisco BV to such Supplier after the refund is received.
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8.3.6	Nothing in this Section requires Cisco BV to pay any amount on account of a fine, penalty, interest or other amount for which any Supplier is liable, to the extent that the liability arises as a consequence of a default of any Supplier, its employees, agents or any other persons acting for such Supplier.

8.3.7	The parties will cooperate in good faith to minimize any property taxes assessed against any party with respect to Products and/or Components subject to this PPA to the extent possible pursuant to applicable law.

8.3.8	Cisco BV and each Supplier hereby agree and acknowledge that to the extent the Products manufactured under this PPA have been manufactured or produced in whole or in significant part within the United States within the meaning of Section 199 of the Internal Revenue Code of 1986, as amended, as between Cisco BV and each Supplier, such Products shall be deemed to have been manufactured by Cisco BV in whole or in significant part within the United States within the meaning of Section 199 and that any deduction available pursuant to Section 199 and any state statute adopting or conforming to Section 199 shall be claimed by Cisco BV. Each Supplier hereby covenants and agrees to not take any such deductions on its United States federal or state tax returns with respect to Products manufactured under this PPA.
8.4	Payment. Cisco BV shall make payments to Suppliers [ * ] of Cisco BV’s receipt of a valid Supplier invoice or such other time period as agreed upon by the parties. The parties agree that those Supplier invoices that cannot pass through the Cisco BV-Supplier automated payment process shall be paid to Supplier upon completion of Cisco BV’s verification of such invoice(s).

9.0	SHIPMENT TERMS

9.1	Shipment. Suppliers shall ship Products on the applicable Shipment Dates, and shall implement delivery and shipment in a manner consistent with the requirements of the SLA and Suppliers’ performance thereof shall be measured through the Scorecard Process referenced in the SLA.

9.2	Late Shipment. If any Supplier is unable to ship Products on the applicable Shipment Date, such Supplier shall (i) notify the appropriate Cisco BV manufacturing operations contact within twenty four (24) hours of such Supplier’s knowledge of late shipment and (ii) make reasonable commercial efforts to allow no less than forty eight (48) hours notice of any such late shipment. Each Supplier shall immediately notify Cisco BV of any known or anticipated delays that may cause a manufacturing line to go down, or of any circumstances that may cause disruption in shipment. Additionally, each Supplier shall adhere to the freight and logistics requirements of the SLA.

10.0	TERM AND TERMINATION

10.1	Term. Unless terminated earlier as provided herein, this PPA shall have an initial term of five (5) years from the Effective Date (the “Initial Term”) and shall automatically renew for additional periods of one (1) year each (the “Extended Term”), (collectively referred to as the “Term”) unless a party provides to the other notice of non-renewal at
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least ninety (90) days prior to the expiration of the Initial Term or the then applicable Extended Term.

10.2	Suspension/Termination for Cause. Cisco BV, on the one hand, and any Supplier, on the other hand, may suspend its performance and/or terminate this PPA as to such party upon [ * ] written notice at any time upon occurrence of any one of the following events:

10.2.1 The other party (meaning a Supplier in the case of Cisco BV and meaning Cisco BV in the case of any Supplier) is in material breach of any term, condition or covenant of this PPA, including, but not limited to, all terms, conditions and covenants of the SLA, and fails to cure the breach or fails to submit an acceptable plan to cure the breach within [ * ] after written notice thereof; or

10.2.2 Upon notice to the other party upon the occurrence of any one of the following events: (i) a receiver is appointed for such party or its property; (ii) such party makes a general assignment for the benefit of its creditors; (iii) such party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, which proceedings are not dismissed within [ * ]; or (iv) such party is liquidated, dissolved or ceases business operations.

10.2.3 For purposes of this Section 10.2, any failure by any Supplier to comply with the terms of the Scrap Policy shall be deemed to be one of the events that constitutes a material breach.

10.3	Change in Control. If there is a change in ownership representing [ * ] or more of the equity ownership of any Supplier, Cisco BV may, at its option, immediately terminate this PPA by reason thereof as to such Supplier.

10.4	Termination for Convenience. Any party may, for any reason, or for no reason whatsoever, terminate this PPA upon [ * ] written notice to the other parties. Cisco BV may elect to terminate this PPA as to fewer than all Suppliers.

10.5	Effect of Termination. Upon termination of this PPA for any reason or no reason by any party, the parties shall adhere to the following process and shall fulfill the obligations set forth in this Section 10.5:

10.5.1 Each affected Supplier shall, during an agreed upon post termination transition period, continue to provide to Cisco BV those Products and a level of service as agreed to by the parties and at a minimum consistent with the requirements of the SLA;

10.5.2 Cisco BV’s liability in connection with Components shall be consistent with the SLA;

10.5.3	Within fourteen (14) calendar days following the notice of termination, the parties shall agree upon a post-termination transition plan which shall address the following critical issues (the “Transition Plan”) to be confirmed in a written transition agreement between the parties:
•	The time period during which the transition shall occur;
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•	Continuity of key personnel;

•	Establishment of a fixed Electronic Forecast during the entire transition period;

•	Inventory evaluation and audit, and order transfer to transitioning alternate contract manufacturer(s);

•	Establishment of fixed pricing during the entire transition period;

•	Confirmation that no profit or opportunity cost of any Supplier shall be passed on to Cisco BV;

•	Access to Supplier locations by Cisco BV and its designated agents (including transitioning alternate contract manufacturer(s));

•	Loaned Equipment, Cisco BV Proprietary Technology, Work Product and Confidential Information as defined in the NDA; and

•	The process through and time by which each Supplier shall submit to Cisco BV auditable written claims for termination/cancellation charges, if any.
10.5.4 All licenses granted by Cisco BV to the terminated Supplier under this PPA shall immediately terminate upon termination of this PPA as to such Supplier, except as necessary during any transition period to effect a party’s obligations under an agreed upon Transition Plan.

10.5.5 THIS SECTION 10 SETS FORTH CISCO BV’S AND EACH SUPPLIER’S ENTIRE REMEDY WITH RESPECT TO TERMINATION OF THIS PPA BY ANY PARTY.

10.6	Non-Renewal.

10.6.1 Non-Renewal and Continuing Business. Upon the non-renewal of this PPA, the parties may elect to continue to do business with one another in any agreed upon manner.

10.6.2 Non-Renewal and Business Cessation. In the event (i) the parties elect to cease business following a notice of non-renewal by any party or (ii) Cisco BV exercises its option to terminate under Section 10.3 the parties acknowledge that Section 10.5 in its entirety shall apply.

10.7	Termination as to One Supplier. This PPA may be terminated as between Cisco BV and one or more Suppliers for any reason allowed above, without affecting the contract between Cisco BV and the remaining Supplier or Suppliers If this PPA is terminated as to fewer than all Suppliers, it shall remain in full force and effect between Cisco BV and the remaining Supplier(s).

10.8	Duty to Mitigate Costs. All parties shall, in good faith, undertake reasonable measures to mitigate the costs of termination.
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10.9	Survival; Support After Termination. Sections 1.0 (entirely), 2.3, 3.3, 3.4, 3.5, 3.6, 4.0 (entirely), 5.0 (entirely), 6.0 (entirely), 7.0 (entirely), 8.3, 10.5, 10.8, 10.9, 11.0 (entirely), 12.0 (entirely), 13.0 (entirely), 15.0 (entirely), 16.0 (entirely) and all end user licenses shall survive termination or expiration of this PPA.

11.0	LIMITATION OF LIABILITY

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS PPA, EXCEPTING EACH SUPPLIER’S OBLIGATIONS IN SECTION 7 (INDEMNIFICATION) AND FURTHER EXCEPTING BREACH OF ANY SUPPLIER’S RESPECTIVE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 6 (CONFIDENTIALITY), UNDER NO CIRCUMSTANCES SHALL ANY SUPPLIER, ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS BE LIABLE TO CISCO BV OR ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS UNDER ANY CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT, PUNITIVE OR CONSEQUENTIAL COSTS OR DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, LITIGATION COSTS, LOSS OF DATA, PRODUCTION OR PROFIT, ARISING OUT OF OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS PPA. THIS SECTION DOES NOT LIMIT ANY SUPPLIER’S LIABILITY FOR BODILY INJURY (INCLUDING DEATH) OR PHYSICAL DAMAGE TO TANGIBLE PROPERTY.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS PPA, EXCEPTING CISCO BV’S OBLIGATIONS IN SECTION 7 (INDEMNIFICATION) AND FURTHER EXCEPTING BREACH OF CISCO BV’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 6 (CONFIDENTIALITY), UNDER NO CIRCUMSTANCES SHALL CISCO BV, ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS BE LIABLE TO ANY SUPPLIER OR ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS UNDER ANY CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT, PUNITIVE OR CONSEQUENTIAL COSTS OR DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, LITIGATION COSTS, LOSS OF DATA, PRODUCTION OR PROFIT, ARISING OUT OF OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS PPA. THIS SECTION DOES NOT LIMIT CISCO BV’S LIABILITY FOR BODILY INJURY (INCLUDING DEATH) OR PHYSICAL DAMAGE TO TANGIBLE PROPERTY.

(c) THE PARTIES ACKNOWLEDGE AND AGREE THAT THE LIMITATIONS IN THIS SECTION 11 SHALL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED HEREIN IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE AND THAT THE PROVISIONS OF THIS SECTION 11 CONTAIN THE ALLOCATION OF RISK AND ARE A FUNDAMENTAL BASIS OF THE BARGAIN AGREED TO BY THE PARTIES. THIS SECTION SHALL NOT DIMINISH SUPPLIERS’ OBLIGATIONS TO PAY CISCO BV’S EPIDEMIC FAILURE COSTS (WHICH SHALL BE CONSIDERED TO BE DIRECT DAMAGES) IN ACCORDANCE WITH SECTION 4.3.

12.0	AUDIT
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12.1	Conduct of Formal Audit. Without any limitation of its rights to direct, monitor, inspect, manage, audit and/or control provided elsewhere in this PPA, at any time during the term of this PPA and during the implementation of any Transition Plan, Cisco BV may inspect, review and monitor, at a minimum, the following: (i) work being performed; (ii) facility security and safety systems; (iii) business continuity plan(s); (iv) [ * ]; (v) Loaned Equipment; (vi) manufacturing cycle times; (vii) Product quality records or data as pertaining to Cisco BV Products; (viii) any Supplier’s performance under the requirements and conditions of this PPA and (ix) each Supplier’s protection of Cisco BV Intellectual Property. Such audits shall be conducted at Cisco BV’s expense, during Supplier’s hours of operation and upon not less than 15 days’ notice. Such audits of each of the aforementioned may be conducted at each Supplier location at which work relating to the Products is being performed. [ * ].

12.2	Report of Formal Audit. Cisco BV shall report the results of all audits under Section 12.1 to CM within thirty (30) business days after Cisco BV finalizes or receives the written audit report. If CM wishes to challenge any of the findings or conclusions of the audit report, it must provide a written statement to Cisco BV within fifteen (15) days after receipt of the report specifying each and every reason for such challenge, which statement shall be accompanied by all supporting documents and data. Cisco BV, using good faith and in its reasonable discretion, shall be the final arbiter of any such challenge.

12.3	Adjustments for Non-compliance or Variance. Upon discovery of a variance or non- compliance as set forth in Section 12.1, Cisco BV may require the applicable Supplier to identify the cause of each such variance or non-compliance and implement all corrective action approved by Cisco BV in accordance with the SLA.

13.0	COMPLIANCE WITH LAWS

13.1	Compliance with Laws. Each party warrants it has complied and shall comply with all applicable laws, regulations and ordinances in effect at the time of manufacture of each of the Products. For the purpose of this Section, Suppliers’ compliance shall mean the compliance of its manufacturing and business operations. Upon Cisco BV’s reasonable request, each Supplier agrees to provide reasonable assistance to Cisco BV to facilitate compliance with such laws.

13.2	Use, Export, Re-Export, Import & Transfer Controls. The Cisco BV Proprietary Technology supplied by or made available by Cisco BV to Supplier pursuant to this PPA, and the Work Product, Products and Components (collectively, the “Cisco BV Products and Technology”) are subject to export and import controls, including those of the United States, European Union and other applicable international laws and regulations. Each party shall comply with all such laws and regulations governing the use, export, re-export, import, transfer of and record keeping regarding Cisco BV Products and Technology and will obtain all required U.S. and local authorizations, permits, and licenses. In the event of a conflict between any such requirements, Supplier shall ensure adherence to the laws of the United States. The parties shall provide to one another information, support documents, and assistance as may reasonably be required to secure applicable authorizations or licenses.
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Information regarding compliance with U.S. use, export, re-export, and transfer laws may be located at the following URL: http://www.Cisco.com/wwl/export/compliance_provision.html.

13.3	Valuation. Values reflected on any customs clearance documentation shall comply with the World Trade Organization customs valuation agreement and other international and national customs valuation laws and regulations, [ * ]. No Products may be exported using zero or nominal values on invoices. All Supplier invoices for Products shall contain a complete and accurate statement of the Price together with all other charges payable by Cisco BV and relating to the Products and meet the requirements for commercial invoices. [ * ].

13.4	Duty Drawback. Cisco BV reserves the right to be the importer of record for all deliveries. If Cisco BV is not importer of record and any Supplier obtains duty drawback rights to any delivery of Products, such Supplier will provide Cisco BV with documents required by the customs authorities of the applicable country of receipt to prove importation and to transfer duty drawback rights to Cisco BV.

13.5	Compliance with Environmental Laws. Each party shall comply with all applicable environmental laws, regulations, ordinances and legal rulings, including but not limited to those of the United States and European Union, relating to this PPA and the Products provided hereunder. Each Supplier shall be fully responsible under this PPA for any liability resulting from its actions or inaction or otherwise failing to comply with environmental laws and regulations. Without limiting the generality of the foregoing, beginning on the Effective Date (or such later date as authorized in writing by Cisco BV):

(a) With respect to all Components and materials, each Supplier shall collaborate with Cisco BV to enable compliance with the Regulated Materials Directive. [ * ].

(b) Each Supplier agrees to use material which is in compliance with the requirements of European Union Directive 2002/95/EC or 2002/96/EC, or any other law, regulation, directive or order governing the permissible content of regulated materials (collectively, the “Regulated Materials Directive”) for all process material which is not specified by Cisco BV which is used in the manufacturing process and any rework (including part removal and replacement process); and

[ * ]

[ * ]

Except as provided in Sections (a), (b), (c) and (d) above, no Supplier shall be responsible or liable for compliance with the requirements of any Regulated Materials Directive.

13.6	Small and Disadvantaged Business. To the extent that any Supplier controls the selection of the subcontractor or vendor, such Supplier shall comply with all applicable laws regarding requirements for small business and disadvantaged business concerns including, if appropriate, FAR 52.219-8 (Oct. 2000) and/or 52.219-9 (Jan. 2002). Further, each Supplier shall coordinate with Cisco BV and report to Cisco BV the manner
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in which such Supplier has supported Cisco BV’s goals to reach out to small, women-owned, small disadvantaged, minority, disabled veteran and HUBZone small business enterprises. Cisco BV shall keep CM informed of such goals on an annual basis throughout the Term.

13.7	Supplier Social Responsibility and Sustainability. In addition to operating and performing its manufacturing services described in this PPA in compliance with the law of each country of operation, each Supplier shall diligently pursue effecting its operations and performance hereunder according to Cisco BV’s Manufacturing Supplier Code of Conduct. Each Supplier acknowledges and agrees that Cisco BV reserves the right to audit using Cisco BV personnel or contracted agents working on behalf of Cisco BV to assess each Supplier’s compliance with Cisco BV’s Manufacturing Code of Conduct. Each Supplier further acknowledges that Cisco BV shall include in its evaluation and audit of such Supplier’s performance under this PPA such Supplier’s implementation of its commitment to such social accountability principles, including assessing Supplier facility compliances, if any. For reference to Cisco BV’s Manufacturing Supplier Code of Conduct and Cisco BV’s support of it please refer to http://preview.Cisco.com/en/US/about/ac227/ac228/ac231/.

Further, each Supplier shall be compliant with the then current ISO quality and environmental standards within eighteen (18) months of the Effective Date or such longer period as mutually agreed by the parties. Implementation of any future ISO quality and environmental standards at Supplier’s facilities will be completed no later than twelve (12) months following the adoption of any such change or addition, unless otherwise agreed. Such ISO compliance shall be achieved with respect to each Supplier facility at which any portion of the performance called for in this MMA are being undertaken. Additionally, each such facility shall remain ISO compliant throughout the term of this PPA.

14.0	BUSINESS CONTINUITY

14.1	Business Recovery. Within 60 days subsequent to the Effective Date, each Supplier shall submit for Cisco BV’s approval a documented plan for recovery in the event such Supplier experiences circumstances at any worldwide site where Cisco BV operations are being performed which render it incapable of performing under this PPA (the “Business Continuity Plan”). The Business Continuity Plan must include at a minimum, (a) the availability of back-up facilities, (b) security, (c) flood, fire, earthquake and natural disaster insurance coverage pursuant to Section 15 below, on an all risk of physical loss basis, including coverage for sprinkler leakage, theft and malicious mischief, and including coverage for Products, Components, WIP, Loaned Equipment and other materials, and (d) information technology/data networking systems functions.

15.0	INSURANCE

15.1	Insurance. Each Supplier shall, at its own expense, at all times during the term of this PPA and after its termination pursuant to Section 10.0, provide and maintain in effect those insurance policies and minimum limits of coverage as designated below together with any other insurance required by law in any jurisdiction where such Supplier performs its obligations under this PPA. Such policies shall be issued by insurance
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companies (i) authorized to do business in the jurisdiction where Supplier performs its obligations under this PPA and (ii) reasonably acceptable to Cisco BV. In no way do these minimum requirements limit the liability assumed elsewhere in this PPA, including but not limited to each party’s defense and indemnity obligations. The required insurance shall be subject to the approval of Cisco BV, but any acceptance of insurance certificates by Cisco BV shall not limit or relieve any Supplier of the duties and responsibilities with respect to maintaining insurance assumed by it under this PPA.

15.2	Workers’ Compensation, Social Scheme and Employer’s Liability Insurance. Each Supplier shall provide Workers’ Compensation insurance as required by any applicable law or regulation and, in accordance with the provisions of the laws of the nation, state, territory or province having jurisdiction over Supplier’s employees. If any such applicable jurisdiction has a social scheme providing insurance or benefits to injured workers, each Supplier must be in full compliance with all laws thereof. Employer’s Liability insurance shall be provided in amounts not less than the local currency equivalent of [ * ], provided such coverage is available in the nation, state, territory or province having jurisdiction over Supplier’s employees.

[ * ].

15.3	General Liability Insurance. Suppliers shall carry Public Liability, Products Liability or Commercial General Liability insurance covering all operations by or on behalf of Suppliers arising out of or connected with this PPA including coverage for products liability and products/completed operations liability, claims by one insured against another insured, and Suppliers’ defense and indemnity obligations under this PPA, with limits of not less than [ * ] per occurrence. Such insurance shall also provide, by endorsement or otherwise, for contractual liability and cross liability and shall include Cisco BV as an additional insured. If “claims made” policies are provided, Suppliers shall maintain such policies for at least three years after the expiration or termination of this PPA.

15.4	Automobile Liability Insurance. [ * ] Suppliers shall each carry Comprehensive Business Automobile Liability insurance, including bodily injury and property damage for all vehicles used in the performance of [ * ] obligations under this PPA, including but not limited to all owned, hired (or rented) and non-owned vehicles. The limits of liability shall not be less than the local currency equivalent of [ * ] combined single limit for each incident, or whatever is required by local law or statute, whichever is higher. If injury to third-party passengers of such vehicles is not covered by the above insurance, then [ * ] shall also maintain separate insurance to cover injury to such passengers.

15.5	Errors and Omissions Liability Insurance (Professional Liability). Suppliers shall maintain errors and omissions insurance (also known as professional liability or professional indemnity insurance) with limits of not less than the local currency equivalent of [ * ] per occurrence or per claim. If such insurance is maintained on an “occurrence” basis, such insurance shall be maintained for at least one year after the expiration or termination of this PPA, and if such insurance is maintained on a “claims-made” basis, such insurance shall be maintained for at least three years after the expiration or termination of this PPA. [ * ].
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15.6	Property Insurance. Suppliers shall carry property insurance on an all risks of physical loss basis, including coverage for flood, fire, earthquake [ * ], natural disaster, sprinkler leakage, theft and malicious mischief, with limits sufficient to cover its liability for risk of loss and damage for WIP, Loaned Equipment and Products following Packout as described in Section 5 herein. [ * ].

15.7	Cargo Insurance. Suppliers shall carry Cargo insurance covering risk of loss for all Products, Components, WIP and other materials while in transit, with limits of not less than the local currency equivalent of [ * ].

15.8	Certificates of Insurance. Certificates of Insurance or other formalized evidence of the coverages required above shall be furnished by Suppliers to Cisco BV when this PPA is signed, or within a reasonable time thereafter, and within a reasonable time after such coverage is renewed or replaced. If requested by Cisco BV, a certified copy of the actual policy(s) with appropriate endorsement(s) shall be provided to Cisco BV. Certificates shall be delivered to Cisco BV pursuant to Section 16.11, with a copy also sent to:
Global Risk Management
Cisco Systems International B.V.
c/o Cisco Systems, Inc.
170 W. Tasman Drive, M/S SJC-11/3
San Jose, CA 95134
15.9	Cisco BV Can Provide Insurance. If Suppliers do not comply with the insurance requirements of this Section 15, Cisco BV may, at its option, provide insurance coverage to protect Cisco BV and Suppliers and charge Suppliers for the cost of that insurance.

15.10	Waiver of Subrogation. Except where prohibited by law, Suppliers, their subcontractor(s) (regardless of tier) and their respective insurers waive all rights of recovery or subrogation against Cisco BV, its officers, directors, employees, agents, and insurers.

15.11	Policies to be Primary. The policies provided under this PPA shall provide that Suppliers’ insurance will be primary to and noncontributory with any and all other insurance maintained or otherwise afforded to Cisco BV.

16.0	GENERAL

16.1	Entire Agreement. This PPA, together with the SLA and other exhibits and documents referenced herein and therein, as amended from time to time by the parties, constitutes the entire agreement between Cisco BV and each Supplier with respect to such Supplier’s manufacture and sale of Products to Cisco BV and the provision of related manufacturing, materials procurement, materials management, production, assembly, testing, and packaging services and supersedes all prior agreements and understandings between the parties relating to Products and/or such services including without limitation the Prior MMA and the Prior SLA. The terms and conditions of this PPA shall govern and prevail in the event of any conflict with any terms and conditions of any Ancillary Agreement, the SLA, purchase order, acknowledgment, invoice, confirmation or similar document, instrument or communication, in any form. Any
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terms and conditions set forth in any PO or acknowledgement that are not consistent with the terms of this PPA shall have no force or effect.

16.2	Controlling Law and Jurisdiction. This PPA and all actions related hereto shall be governed, controlled, interpreted, and enforced by and under the laws of the State of California and the United States, without regard to the conflict of laws provisions thereof. The exclusive jurisdiction and venue of any action with respect to the subject matter of this PPA shall be the state courts of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California, in the United States and each of the parties hereto submits itself to the exclusive jurisdiction and venue of such courts for the purpose of any such action. The parties hereby agree to expressly exclude application of the United Nations Convention on Contracts for the International Sale of Goods.

16.3	Force Majeure.

16.3.1	No party shall be considered in default of performance under this PPA to the extent that performance of its obligations is delayed or prevented by fire, flood, earthquake or similar natural disasters, riot, war, terrorism or civil strife labor disputes or disturbances, governmental regulations, communications or utility failures, or casualties (collectively, “Force Majeure”), to the extent such default is beyond the reasonable control of such party and provided that the delayed party: (i) gives the other party notice of such cause as soon as possible, to be confirmed in writing within [ * ] calendar days of discovery of the event; and (ii) uses its reasonable efforts to remedy any delay in its performance. Notwithstanding the foregoing, in the event any Supplier experiences a Force Majeure event such that such Supplier cannot deliver Products to Cisco for any period of time, such Supplier shall use its best efforts to comply with the requirements of its Cisco BV-approved Business Continuity Plan (as defined in Section 14.1) to resume pre-disaster Product production levels within the Recovery Time Objective stated in the Business Continuity Plan. The provisions of this Section 16.3.1 will not apply in connection with any Force Majeure event to the extent that any Supplier fails to use its best efforts to continuously comply with the applicable Business Continuity Plan.

16.3.2	In the event any Supplier fails to deliver Products due to a Force Majeure, Cisco BV may either:
•	Terminate this PPA subject to the terms of Section 10 hereof, in whole or in part after [ * ] prior written notice where any Supplier fails to perform for [ * ] due to the Force Majeure event; or

•	Suspend this PPA in whole or in part for the duration of the delaying cause, and, at Cisco BV’s option, cause the Products to be manufactured elsewhere. Suppliers shall resume performance under and pursuant to the terms of this PPA immediately after any delaying cause ceases and within any Recovery Time Objective defined in the Cisco BV-approved Business Continuity Plan and, at Cisco BV’s option, the then current term of this PPA will be extended for a period equal to the length of time of the excused delay.
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16.4	Assignment. No Supplier may assign or transfer this PPA, the SLA or any Ancillary Agreement, or its respective rights or obligations hereunder or thereunder, in whole or in part, without the prior written consent of Cisco BV. [ * ]. Any attempt to assign or transfer without such consent is void. For purposes of this Section 16.4, any transfer by sale, merger or other working combination of ownership of or control over more than [ * ] of the voting securities or control shall constitute an assignment. [ * ], Cisco BV may assign this PPA, the SLA or any Ancillary Agreement, or its rights or obligations hereunder or thereunder, in whole or in part, to any Cisco BV Affiliate without CM’s consent.

16.5	Separate Contractual Duties. This PPA (together with the SLA and other Exhibits hereto) creates a separate, binding contract between Cisco BV and each Supplier, enforceable against each Supplier in accordance with its terms. Each such contract is independent of the other contractual relationships created hereby. Notwithstanding the foregoing, CM hereby covenants and agrees to cause each Signing Affiliate to timely and fully perform all of its respective obligations under this PPA, the SLA, any applicable Authorized Sublicense Agreements and any applicable Ancillary Agreements and hereby guarantees to Cisco BV the performance by each of the Signing Affiliates of its respective obligations under this PPA, the SLA, any applicable Authorized Sublicense Agreements and any applicable Ancillary Agreements, and the performance thereunder by any CM Affiliate, if any, which is a sublicensee under an Authorized Sublicense Agreement.

16.6	Relationship of Parties. Each Supplier shall perform its obligations hereunder as an independent contractor. Nothing contained herein shall be construed to imply a partnership or joint venture relationship between or among the parties or entitle any party to any sharing of profits or losses realized by any other party from distribution of the Products. No Supplier shall have the right to create any obligations on behalf of Cisco BV, and Cisco BV shall have no right to create any obligations on behalf of any Supplier. No Supplier shall enter into any contracts with third parties in the name of Cisco BV.

16.7	Amendment and Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial waiver have effect on any other right, power or privilege. This PPA may not be altered or amended except by a written document signed by a duly authorized representative of the parties agreeing to the alteration or amendment. If fewer than all Suppliers sign any such alteration or amendment it shall be effective only as between Cisco BV and the Suppliers that do sign such alteration or amendment, unless CM or a Signing Affiliate agrees in such alteration or amendment that it shall be binding on all Suppliers.

16.8	Severability. If any provision of this PPA is found unenforceable or invalid under any applicable law or judicial or administrative decision, only that provision shall be affected. This PPA shall remain in effect and such unenforceable or invalid provision shall be modified or interpreted so as to best accomplish its intended objective.

16.9	Signatures and Counterparts. This PPA shall be valid as between Cisco BV and each Supplier upon the initial exchange of signatures by facsimile from both such parties and may be executed in two or more counterparts, each of which shall be deemed original, but all of which shall constitute one and the same instrument. Each Signing Affiliate
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will be deemed to be party to this PPA upon its execution of this PPA and the failure of one CM Affiliate to execute this PPA shall not affect the contractual relationship between Cisco BV and each Supplier who has executed this PPA.

16.10	Dispute Resolution. The parties shall use their best efforts to amicably resolve any disputes arising from the activities undertaken in the course of performing or fulfilling this PPA, including but not limited to utilization of the dispute escalation path as contained in the SLA.

16.11	Notices. All notices shall be personally delivered, delivered by telecopy, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, to Cisco BV or CM and the Suppliers as provided below or such other address as such party may provide by notice pursuant to this Section 16.11. Notice shall be effective upon the earlier of (i) receipt or (ii) twenty-four (24) hours after submission by any such method.

CISCO SYSTEMS INTERNATIONAL B.V.	SOLECTRON CORPORATION
Haalerbergpark, Haarlergbegweg	847 Gibraltar Drive
13-19, 1101 CH Amsterdam	Milpitas, CA 95035
Attn: Director, Manufacturing Operations

With a copy to:
CISCO SYSTEMS, INC.	SOLECTRON TECHNOLOGY Sdn. Bhd.
170 West Tasman Avenue	Plot 131A
San Jose, CA 95134	Jalan Perindustria Bukit Minyak
Attn: General Counsel	14100 Bukit Minyak
Fax: (408) 526-7019	Seberang Parai
Tengah Malaysia

SOLECTRON TEXAS, L.P.
12455 Research Boulevard
Austin, Texas 78759

SOLECTRON USA, INC.
847 Gibraltar Drive
Milpitas, CA 95035
16.12	Equitable Relief. Each party acknowledges that a breach by another party of any confidentiality or proprietary rights provision of this PPA or the NDA may cause the non-breaching party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching party may institute an action to enjoin the breaching party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and a party may seek an injunction enjoining any breach or threatened breach of those provisions, in addition to any other relief to which the non-breaching party may be entitled at law or in equity.

16.13	Use of Contractors. At its option, Cisco BV may contract with Cisco BV Affiliates or third parties as independent contractors to assist Cisco BV in exercising its rights or performing its obligations hereunder.
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16.14	Third Party Beneficiaries. Unless expressly provided herein, no provisions of this PPA are intended or shall be construed to confer upon or give to any person or entity other than Cisco BV, CSI solely to the extent provided in Section 2.2, and each Supplier (and any permitted sublicensee) any rights, remedies or other benefits under or by reason of this PPA.
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     IN WITNESS WHEREOF, the parties have caused this PPA to be executed by their duly authorized representatives as of the Effective Date.

SOLECTRON CORPORATION	CISCO SYSTEMS INTERNATIONAL B.V.

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

DATE:	DATE:

SOLECTRON TECHNOLOGY Sdn. Bhd.

BY:

NAME:

TITLE:

DATE:

SOLECTRON TEXAS , L.P.

By: SOLECTRON TEXAS, INC., as General Partner

BY:

NAME:

TITLE:

DATE:

SOLECTRON USA, INC.

BY:

NAME:

TITLE:

DATE:

[Signature Page To Manufacturing and Product Purchase Agreement]
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EXHIBIT A
SERVICE LEVEL ADDENDUM
This Service Level Addendum to the Manufacturing and Product Purchase Agreement, dated March 9, 2007 (the “PPA”), between the Cisco entity identified in the PPA (“Cisco”) and Solectron Corporation (“CM”) and each of the Signing Affiliates (as defined in the PPA), as such Service Level Addendum may be amended from time to time in writing and signed by the parties (as so amended, the “SLA”), sets forth the variety of operating guidelines to which the parties will adhere during the course of the manufacturing and product purchase relationship contemplated by the PPA. CM and each Signing Affiliate are referred to herein individually as a “Supplier” and collectively as the “Suppliers”. Except as otherwise defined in this SLA, all terms used in this SLA shall be as defined in the PPA. This SLA supersedes, in its entirety, any prior Service Level Addendum, between Cisco or any Cisco affiliate and CM.
[ * ]
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EXHIBIT B
CISCO BV PROPRIETARY TECHNOLOGY
[ * ]
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EXHIBIT C
APPROVED THIRD PARTIES
[ * ]
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EXHIBIT D
CM AFFILIATES
Signing Affiliates that are Suppliers:
The following CM Affiliates are signatories to this Manufacturing and Product Purchase Agreement:
Solectron Corporation
847 Gibraltar Drive
Milpitas, CA 95035
Solectron Technology Sdn. Bhd.
Plot 131A
Jalan Perindustria Bukit Minyak
14100 Bukit Minyak
Seberang Perai
Tengah Malaysia
Solectron Texas, L.P.
12455 Research Boulevard
Austin, Texas 78759
Solectron USA, Inc.
847 Gibraltar Drive
Milpitas, CA 95035
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EXHIBIT E
FORM OF AUTHORIZED SUBLICENSE AGREEMENT
     This Authorized Sublicense Agreement (this “Authorized Sublicense Agreement”) is made effective as of                      (the “Effective Date”) by and between                     , a company organized under the laws of                      (“Sublicensor”) and                     , a company organized under the laws of                      (“Sublicensee”).
RECITALS
     WHEREAS, Sublicensor is a party to that certain Manufacturing and Product Purchase Agreement dated as of                      (the “PPA”) by and among Sublicensor, certain Affiliates of Sublicensor and Cisco Systems International B.V., a company organized under the laws of the Netherlands (“Cisco BV”), pursuant to which Sublicensor manufactures Sublicensor Products for sale to Cisco BV;
     WHEREAS, pursuant to the PPA, Sublicensor has a limited right to sublicense its rights in certain Cisco BV intellectual property to enable Sublicensor to obtain Sublicensee Products and Components for incorporation into Sublicensor Products to be sold by Sublicensor to Cisco BV pursuant to the PPA;
     WHEREAS, Sublicensee desires to enter into this Authorized Sublicense Agreement to obtain sufficient rights to permit Sublicensee to provide Sublicensee Products and Components to Sublicensor and Approved Parties; and
     WHEREAS, Sublicensee may currently or in the future have access to certain proprietary technology of Cisco Systems, Inc., a California corporation (“CSI”), via a Manufacturing and Product Purchase Agreement with CSI or a separate Authorized Sublicense Agreement covering proprietary technology of CSI and, if so, the parties agree and acknowledge that use of such CSI proprietary technology by Sublicensee shall be governed by such separate CSI Manufacturing and Product Purchase Agreement or Authorized Sublicense Agreement, and not by this Authorized Sublicense Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 “Approved Parties” means the parties listed on Exhibit A to this Authorized Sublicense Agreement and other parties approved by Cisco BV in writing.
     1.2 “Approved Party Products” means items that are manufactured by an Approved Party (i) for sale by such Approved Party to Cisco BV pursuant to the terms of a
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Manufacturing and Product Purchase Agreement between the applicable Approved Party and Cisco BV; or (ii) for transfer by such Approved Party to Cisco BV pursuant to the terms of a Master Manufacturing Agreement between the applicable Approved Party and Cisco BV.
     1.3 “Cisco BV Proprietary Technology” means Intellectual Property (including, but not limited to, data, know-how, technical, manufacturing, and marketing information, designs, drawings, specifications, bills of materials, and documentation of processes) owned by or licensed to Cisco BV, licensed to Sublicensor pursuant to the PPA, and related to or useful in the manufacture, testing, assembly, materials purchasing, materials management, packaging and delivery of Sublicensee Products, Components or Services, including, but not limited to, that described in Exhibit B, together with all Intellectual Property rights embodied therein.
     1.4 “Component” means any item sold or otherwise transferred by Sublicensee to Sublicensor or an Approved Party which is ultimately to be incorporated into a Sublicensor Product or an Approved Party Product.
     1.5 “Confidential Information” means any and all non-public information disclosed by either party to the other party in connection with the performance or pursuant to the terms of this Authorized Sublicense Agreement, including without limitation any and all non-public Cisco BV Proprietary Technology, Intellectual Property, Sublicensor Products, Sublicensee Products, Components, Services, unreleased products, technical data, product plans, product designs, marketing plans, research and development projects and results, customer preferences and data, business opportunities, financial data, the source code and related unpublished documentation of proprietary computer programs, and integrated circuit topography and industrial designs.
     1.6 “Installed Software:” means computer software, in whatever medium or form, that constitutes Cisco BV Proprietary Technology and that is provided to Sublicensee pursuant to a limited license hereunder for the sole purpose of Sublicensee performing the service of installing copies of such software onto Sublicensee Products.
     1.7 “Intellectual Property” means any and all tangible and intangible: (i) rights associated with works of authorship throughout the world, including but not limited to copyrights, neighboring rights, Moral Rights, and mask works, and all derivative works thereof; (ii) trademark, service mark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, designs, algorithms and other industrial property rights; (v) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) whether arising by operation of law, contract, license, or otherwise; and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).
     1.8 “Moral Rights” means any and all rights to claim authorship to or to object to any distortion, mutilation, or other modification or derogatory action in relation to a work, whether or not copyrighted, whether or not such would be prejudicial to the author’s reputation, and any similar right existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
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     1.9 “Sublicensee Products” means items that are sold or otherwise transferred by Sublicensee to Sublicensor or an Approved Party for further sale to Cisco BV.
     1.10 “Sublicensor Products” means items that are manufactured by Sublicensor for sale to Cisco BV pursuant to the terms of the PPA.
     1.11 “Work Product” means all specifications, designs, discoveries, inventions, products, modifications, computer programs, technical information, procedures, processes, improvements, developments, drawings, notes, documents, information and materials made, conceived, reduced to practice or developed by Sublicensee which result from, relate to or arise out of its performance under this Authorized Sublicense Agreement or relate to Cisco BV Proprietary Technology or Sublicensor Products, and all Intellectual Property rights therein, [ * ].
ARTICLE 2
THIRD PARTY BENEFICIARY
     2.1 Cisco BV is Third Party Beneficiary. Sublicensee and Sublicensor hereby agree and acknowledge that Cisco BV is and will be an intended third party beneficiary of this Authorized Sublicense Agreement, and shall be entitled to enforce its terms and conditions in full.
ARTICLE 3
LICENSE GRANT AND RESTRICTIONS
     3.1 Grant of Limited License. Subject to the conditions and limitations of this Authorized Sublicense Agreement, Sublicensor hereby grants to Sublicensee a personal, non-exclusive, non-assignable, non-transferable, non-sublicensable limited license to use and copy the Cisco BV Proprietary Technology and Work Product, for the sole purposes of manufacturing Sublicensee Products and Components for transfer or sale to Sublicensor and Approved Parties and for providing ancillary services in connection with such Sublicensee Products and Components, provided, however, that the only right granted to Sublicensee in connection with the Installed Software is to perform the service of installing copies of such Installed Software on Sublicensee Products on behalf of Cisco BV. In no event shall Sublicensee have the right to assign, sublicense or otherwise transfer any of the rights granted to it or obligations imposed upon it pursuant to this Authorized Sublicense Agreement without the express, written consent of Sublicensor and Cisco BV, which consent each of Sublicensor and Cisco BV may grant or deny in their sole discretion.
     3.2 License Restrictions. Sublicensee agrees:
          (i) not to engage in, facilitate or authorize others to engage in, the reverse engineering, disassembly or decompilation of any of the Cisco BV Proprietary Technology;
          (ii) not to disclose the Cisco BV Proprietary Technology or Work Product to any third party, without the express prior written approval by Sublicensor and/or Cisco BV and documented as required by Sublicensor and/or Cisco BV;
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          (iii) not to use the Cisco BV Proprietary Technology or Work Product for its own benefit (or for the benefit of anyone other than Cisco BV), or to the detriment of Sublicensor or Cisco BV; and
          (iv) to secure, protect and keep confidential the Cisco BV Proprietary Technology and Work Product with at least the same degree of care it utilizes with respect to its own most valued proprietary information, and in any event, no less than a reasonable standard of care.
     3.3 Ownership. Sublicensee agrees that:
          (i) As between Cisco BV, Sublicensor and Sublicensee, all right, title, and interest in the Cisco BV Proprietary Technology, including Installed Software and all copies thereof, and Work Product are and shall remain solely with Cisco BV and/or its licensors, subject to the limited licenses granted herein and pursuant to the PPA;
          (ii) Sublicensee’s only right in connection with the Installed Software and all copies thereof is to install them on Sublicensee Products;
          (iii) Sublicensee hereby irrevocably assigns, transfers and conveys to Sublicensor, for immediate assignment, transfer and conveyance to Cisco BV pursuant to the PPA, any rights Sublicensee may have, or may acquire, or may purport to have or acquire, in or to any Cisco BV Proprietary Technology or Work Product worldwide;
          (iv) To the extent any Work Product is a “work made for hire” under applicable copyright law, it shall be considered a “work made for hire” from the moment of creation, the copyright of which shall be owned by Sublicensor worldwide, for immediate assignment, transfer and conveyance to Cisco BV pursuant to the PPA. To the extent Work Product does not qualify as a “work made for hire” under applicable copyright law, all right, title and interest that Sublicensee may have in and to the same is hereby assigned, transferred and conveyed from the moment of creation exclusively to Sublicensor, for immediate assignment, transfer and conveyance to Cisco BV pursuant to the PPA; and
          (v) Sublicensee will execute such documents, render such assistance, and take such other action as Sublicensor and/or Cisco BV may reasonably request, at Sublicensor’s or Cisco BV’s expense, to further evidence such assignment and to apply for, register, perfect, confirm, and protect Cisco BV’s rights to the Cisco BV Proprietary Technology and Work Product.
     3.4 Waiver of Moral Rights. Sublicensee has or will obtain a waiver of Moral Rights from any individual who performs work in connection with this Authorized Sublicense Agreement, including without limitation, a waiver regarding the right to the integrity of any Work Product, the right to be associated with any Work Product, the right to modify any Work Product in any way, the right to prevent the use of any Work Product in association with any product, service, cause or institution, and the right to restrain the publication of any Work Product throughout the world. Sublicensee agrees that anything Sublicensor or Cisco BV or any affiliate or either may do with any Work Product does not and will not constitute any prejudice to Sublicensee’s reputation or the honor or reputation of any individual who performed work on any Work Product. Sublicensee hereby waives any and all Moral Rights, including without limitation any right to identification of authorship or limitation on subsequent modification that
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Sublicensee (or its employees, agents or consultants) has or may have in any Work Product and any derivatives, improvements or modifications thereof. Sublicensee hereby undertakes to ensure that its employees, agents and consultants are contractually bound to the foregoing waivers.
     3.5 Attorney In Fact. Sublicensee agrees that if Sublicensor or Cisco BV is unable because of Sublicensee’s unavailability, dissolution or incapacity, or for any other reason, to secure Sublicensee’s signature to apply for or pursue any application for any United States or foreign patents or copyright registrations covering the Work Product and/or inventions and developments assigned to Sublicensor as provided above, then Sublicensee hereby irrevocably designates and appoints each of Sublicensor and Cisco BV, and their duly authorized officers and agents, as Sublicensee’s agent and attorney in fact, to act for and in such Sublicensee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by Sublicensee.
ARTICLE 4
CONFIDENTIAL INFORMATION
     4.1 Confidentiality. Sublicensee shall hold in strict confidence and trust any and all Confidential Information that it receives from Sublicensor and treat it as confidential and proprietary to the same extent and in the same manner that Sublicensee treats its own confidential information of like importance, in no event using less than reasonable care. Sublicensee shall not disclose or use such Confidential Information except as necessary for Sublicensee to exercise the rights granted by Sublicensor under this Authorized Sublicense Agreement. Sublicensee shall develop and implement reasonable and prudent procedures to prevent the intentional or negligent disclosure of the Confidential Information to third parties. Sublicensee acknowledges that its procedures for protecting Confidential Information at a minimum require that its employees and contractors enter into confidentiality agreements with Sublicensee upon initial employment or engagement, with terms, conditions, and restrictions no less restrictive than set forth in this Article 4.
     4.2 Permitted Disclosures. Notwithstanding the other provisions of this Article 4, Sublicensee shall have the right to communicate to suppliers and manufacturers relevant portions of the Confidential Information reasonably necessary for, and solely for the purposes of, the procurement by Sublicensee of materials and parts or manufacturing services in connection with Sublicensee Products or Components; provided, however, that (i) any such recipient shall be advised by Sublicensee in writing at the time of or before such communication that proprietary information is being communicated and that such information is to be kept confidential and must not be used or disclosed except as permitted under this Authorized Sublicense Agreement and (ii) Sublicensee shall require that such recipient undertakes in writing prior to disclosure to respect such confidentiality and be bound by terms substantially similar to and no less restrictive than this Article 4.
     4.3 Exceptions. Nothing in this Authorized Sublicense Agreement shall prevent the disclosure by Sublicensee of Confidential Information that:
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          (a) Is, or becomes subsequent to the time of transmittal to Sublicensee a matter of general public knowledge other than through breach by Sublicensee or Sublicensor of any obligation of confidentiality under this Authorized Sublicense Agreement or otherwise;
          (b) Is rightfully made public by Sublicensor;
          (c) Was or is rightfully received by Sublicensee free of any obligation of confidentiality to Sublicensor or Cisco BV or any affiliate of either; or
          (d) Was or is received in good faith from a third party having the right to disclose it who, to the best of Sublicensee’s knowledge, did not obtain such information from Sublicensor or Cisco BV or any affiliate of either, and who imposes no obligation of secrecy on Sublicensee with respect to such information.
     4.4 Agreement is Confidential. The terms and conditions of this Authorized Sublicense Agreement shall be treated by Sublicensor and Sublicensee as confidential and shall not be disclosed without the consent of the other party and Cisco BV, except as required by law. Notwithstanding the foregoing, either party may disclose such terms and conditions to its legal or financial advisors as necessary to obtain legal or financial advice.
     4.5 Injunctive Relief. Sublicensee understands, acknowledges and agrees that the Cisco BV Proprietary Technology and Work Product constitute valuable business assets of Cisco BV, the unauthorized use or disclosure of which may irreparably damage Sublicensor and/or Cisco BV. In the event of breach or threatened breach of Sublicensee’s obligations hereunder, the parties agree that each of Sublicensor and Cisco BV shall be entitled to obtain an injunction restraining Sublicensee from violating such obligations without having to prove that monetary damages would not be an adequate remedy or that no adequate remedy at law exists. Nothing in this Section shall be construed as prohibiting Sublicensor or Cisco BV from pursuing any other remedies available to it for such breach or threatened breach of this Authorized Sublicense Agreement by Sublicensee.
ARTICLE 5
TERM AND TERMINATION
     5.1 Term. This Authorized Sublicense Agreement shall be effective beginning on the Effective Date and ending on the date of termination of the PPA, unless earlier terminated in accordance with the provisions of this Article 5.
     5.2 Termination for Cause. The foregoing provision notwithstanding, Sublicensor shall have the right to terminate this Authorized Sublicense Agreement or any of the licenses granted herein, in whole or in part, at any time in the event Sublicensee fails or neglects to perform its obligations under any material provision of this Authorized Sublicense Agreement, and, in the case of defaults capable of cure, fails to cure such default within thirty (30) days after receipt of notice of default. In addition, Sublicensor may terminate this Authorized Sublicense Agreement, by giving written notice to Sublicensee, upon the occurrence of any of the following events: (i) any act, determination, filing, judgment, declaration, notice, appointment of receiver or trustee, failure to pay debts, or other events under any law applicable to Sublicensee indicating the insolvency or bankruptcy of Sublicensee; or (ii) any
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extraordinary governmental action, including, without limitation, seizure or nationalization of assets, stock, or other property relating to Sublicensee.
     5.3 Termination upon Notice. The foregoing provisions notwithstanding, Sublicensor shall have the right to terminate this Authorized Sublicense Agreement, for any reason or no reason, without compensation to Sublicensee, by providing at least thirty (30) days notice to Sublicensee of its desire to terminate this Authorized Sublicense Agreement and the effective date of termination.
     5.4 Events Upon Termination.
          5.4.1 In the event of termination of this Authorized Sublicense Agreement, regardless of the cause thereof, Sublicensee agrees to cease continued manufacture and transfer of Sublicensee Products and Components and the provision of services that incorporate, embody, reflect or otherwise use any Cisco BV Proprietary Technology or Work Product, and all rights and licenses granted to Sublicensee hereunder shall terminate.
          5.4.2 Upon termination of this Authorized Sublicense Agreement, Sublicensee shall promptly return to Sublicensor all embodiments of any Confidential Information then in its possession that are in written, recorded, electronic or other tangible form. Sublicensee hereby expressly waives and agrees not to assert any right of detention whatsoever with respect to any of the Confidential Information.
          5.4.3 The provisions specified in this Authorized Sublicense Agreement to survive, or that by their nature should survive, will remain in effect after termination of this Authorized Sublicense Agreement.
ARTICLE 6
MISCELLANEOUS
     6.1 Notices. Any and all notices permitted or required to be made under this Authorized Sublicense Agreement shall be in writing and shall be delivered by hand or sent by first class mail, courier service, facsimile or email to the receiving party at its address indicated below or at such other address as may be supplied by such party in writing to the other party. Such notices shall be deemed to have been received upon delivery if delivered by hand, fifteen (15) days after mailing if sent by first class mail, three (3) days after delivery to a courier service, and the following business day if sent by facsimile or email. The address of any party may be changed at any time by giving notice to the other party as provided in this Section. Unless otherwise agreed by the parties, all notices and other communications hereunder shall be in the English language.
     6.2 Applicable Law. This Authorized Sublicense Agreement shall be governed by and construed in accordance with the federal law of the United States as it applies to patents, copyrights and trademarks and with respect to other matters in accordance with the internal laws of the State of California U.S.A. as applied to contracts entered into and to be performed entirely within the State of California by residents of such state.
     6.3 Successors and Assigns; Assignment. This Authorized Sublicense Agreement shall be binding on and shall inure to the benefit of the parties and their respective
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successors and permitted assigns. Sublicensee may not assign, transfer or convey this Authorized Sublicense Agreement, or any of its rights and/or obligations under this Authorized Sublicense Agreement, without the express prior written consent of Sublicensor and Cisco BV. Any successor or permitted assignee shall hold its interest subject to all of the terms and conditions of this Authorized Sublicense Agreement.
     6.4 No Waiver. The failure of any party to give notice to the other party of a breach of any covenant, condition or obligation under this Authorized Sublicense Agreement shall not constitute a waiver thereof, and the failure of any party to insist on strict performance of any covenant, condition or obligation under this Authorized Sublicense Agreement shall not constitute a waiver of such party’s right to demand strict compliance therewith in the future.
     6.5 Further Assurances. Each party hereby covenants and agrees that it shall execute and deliver such deeds, assignments and other documents and take such additional actions as may be reasonably requested by the other party to implement any of the provisions of this Authorized Sublicense Agreement.
     6.6 Severability. In the event any provision of this Authorized Sublicense Agreement or the application thereof in any circumstances violates any applicable law, rule, or regulation, or order of any court, legislative body or governmental agency or is held to be invalid or unenforceable, such violation, invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Authorized Sublicense Agreement or of the application of any such provision in any other circumstances. If any provision of this Authorized Sublicense Agreement constitutes a violation or is ruled invalid or unenforceable, such provision shall be enforced to the extent permissible, and the remainder of this Authorized Sublicense Agreement shall remain in full force and effect.
     6.7 No Amendment. No modification or amendment of any provision of this Authorized Sublicense Agreement shall be effective unless in writing and signed by both of the parties and approved in writing by Cisco BV.
     6.8 Entire Agreement. This Authorized Sublicense Agreement constitutes the complete, final and exclusive embodiment of the parties’ agreement with respect to the subject matter of this Authorized Sublicense Agreement and supersedes all prior agreements, whether written or oral, that may have been entered into between the parties regarding the subject matter of this Authorized Sublicense Agreement.
     6.9 Counterparts. This Authorized Sublicense Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement binding on the parties. Each party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Authorized Sublicense Agreement as may be required or appropriate. Executed counterparts of this Authorized Sublicense Agreement may be delivered as provided in Section 6.1.
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     IN WITNESS WHEREOF, the parties hereto have caused this Authorized Sublicense Agreement to be executed by their duly authorized representatives, and made effective as of the Effective Date.

SUBLICENSOR:	SUBLICENSEE:

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

DATE:	DATE:

Address:	Address:

[SIGNATURE PAGE TO AUTHORIZED SUBLICENSE AGREEMENT]
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EXHIBIT A TO AUTHORIZED SUBLICENSE AGREEMENT
APPROVED PARTIES
[ * ]
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EXHIBIT B TO AUTHORIZED SUBLICENSE AGREEMENT
CISCO BV PROPRIETARY TECHNOLOGY
[ * ]
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EXHIBIT F
SPLIT SUPPLIERS AND SPLIT SUPPLIER UNITED STATES SITES

Name of Legal Entity	Split Supplier United States Site(s)
Solectron Texas L.P.	12455 Research Blvd.
Austin, Texas 78759

CM anticipates that Solectron Texas L.P. will be merged with and into Solectron USA, Inc. shortly after the Effective Date.

Solectron USA, Inc.	847 Gibraltar Drive
Milpitas, CA 95035
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